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                                                                     EXHIBIT 4.7

                               SIXTH AMENDMENT TO
                    QUANEX CORPORATION EMPLOYEE SAVINGS PLAN


                  THIS AGREEMENT by Quanex Corporation (the "Sponsor"),

                             W I T N E S S E T H :

                  WHEREAS, on January 30, 1991, the Sponsor executed the plan agreement known as "Quanex Corporation Employee Savings Plan" (the "Plan"); and

                  WHEREAS, the Sponsor retained the right in Section 9.1 of the

Plan to amend the Plan from time to time on behalf of itself and all other employers that have adopted the Plan; and

                  WHEREAS, the Board of Directors of the Sponsor has approved resolutions to amend the Plan;

                  NOW, THEREFORE, the Sponsor agrees that the Plan is amended,

effective as of October 1, 1995, as follows:

         (1) Section 1.16 of the Plan is hereby completely amended and restated

to provide as follows:

                  1.16 Employee: Except as otherwise specified in this Section, Employee means all common law employees employed by the Employer who are not covered by a collective bargaining agreement. Employees of the Sponsor who are working at one of the Nichols-Homeshield divisions and directors not regularly employed by the Employer will not be considered Employees. All leased employees (as defined in Section 414(n) of the Code) will not be considered Employees unless the Plan's qualified status is dependent upon their coverage.



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                  IN WITNESS WHEREOF, the Sponsor has caused this Agreement to be executed this ______ day of ______________, 1995.

                               QUANEX CORPORATION



                               By
                                 ---------------------------



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